EXHIBIT 99(a)

         RONSON CORPORATION SUES WARREN LICHTENSTEIN & STEEL PARTNERS II

Somerset, N.J., May 21, 2003 - Ronson Corporation (NASDAQ Small Cap RONC; OTC Bulletin Board RONCP) reported today that the Company, together with the Company's Board of Directors, have filed a multi-count Complaint against Warren
G. Lichtenstein, individually and in his capacity as a partner and managing executive of Steel Partners II, L.P. and its General Partner, Steel Partners, L.L.C.

Named as additional defendants are Jack Howard, Ronald Hayes and Travis Bradford who are actively engaged in the operations of the Steel Partner organizations, specifically in connection with their holdings in Ronson. Also named as a defendant is Howard Lorber, an over 5% owner of stock in Ronson and who allegedly works with Mr. Lichtenstein in connection with the partnership's investment in other target companies.

Mr. Lichtenstein, through these organizations, has for a number of years been engaged in the "business" of investing in small cap companies whose stocks sell below true value because, as he has publicly stated, the stock is "under-followed" by analysts and institutional investors. The Complaint alleges that he uses threats and intimidation against managements of his targeted small cap companies in his efforts to obtain control or otherwise benefit himself and his investors. Mr. Lichtenstein has been unsuccessful in two proxy contests he has waged against Ronson during his six (6) years of attacks on the Company.

The First Count of the Complaint charges violations of Federal Securities Laws, including failure by the defendants to make full and fair disclosure of (a) the identity and background of all investors associated with the defendants; (b) the existence of a "group": (c) Steel Partners II purposes and plans with respect to its investment in Ronson; and (d) certain contacts with third parties regarding Ronson which harm the Company.

In a Second Count, the Complaint seeks a declaration that the failure to disclose the existing ownership constitutes a violation of the Company's "Rights Agreement" which would result in a trigger of its terms.

A Third Count seeks a decision that Steel Partners is in violation of the N.J. Shareholders Protection Act, which finding would undermine the ability of the defendants to gain control of the Company.

A Fourth Count alleges interference with Ronson's discussions with Ronson PLC, an independent United Kingdom public corporation which holds certain overseas rights to the use of the Ronson brand name.

Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed based operator at Trenton-Mercer Airport, Trenton, N.J., providing sales/services of aircraft, charter, fueling, hangar facilities, avionics and other services.


COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300